SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)        September 16, 2004

                              LSB INDUSTRIES, INC.
                (Exact name of registrant as specified in its charter)

      Delaware                    1-7677                       73-1015226
(State or other            (Commission File              (IRS Employer
 jurisdiction of             Number)                   Identification No.)
incorporation)

   16 South Pennsylvania Avenue, Oklahoma City, Oklahoma            73107
      (Address of principal executive offices)                   (Zip Code)

Registrant's telephone number, including area code (405) 235-4546

                             Not applicable
          (Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1. Registrant's Business Operations

Item 1.02. Termination of Material Definitive Agreements.

(a) and (b). ThermaClime, Inc. ("TCI"), a wholly owned subsidiary of the Registrant, was a borrower under a loan agreement styled Securities Purchase Agreement, dated as of May 24, 2002, with Guggenheim Investment Management, LLC, as collateral agent, and certain lenders under the Securities Purchase Agreement. Under the Securities Purchase Agreement, TCI borrowed $35 million pursuant to a term loan. The Securities Purchase Agreement had an annual interest rate of 10 1/2%, payable quarterly, with an additional interest of 5 1/2% payable either at maturity or prepayment. The principal was due and payable on June 30, 2005, together with the accrued and unpaid interest. TCI used a portion of the proceeds of the new loan described in Item 2.03 below to pay the full unpaid principal balance, and all accrued and unpaid interest under the Securities Purchase Agreement on September 16, 2004, and terminated the Securities Purchase Agreement. See Item 2.03 below for further discussion of the new loan and use of proceeds of such loan.

Section 2. Financial Information

 Item 2.03. Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

(a) (1) On September 16, 2004, the Registrant's wholly owned subsidiary, TCI and certain of its subsidiaries (collectively, the "Borrowers"), completed a $50 million term loan (the "Loan"), with ORIX Capital Markets, LLC, as agent and the initial lender (the "Lender"). The Loan is secured by certain assets of the Borrowers. Most of the Registrant's Chemical and Climate Control businesses are owned by TCI and its subsidiaries.

    (2) The $50 million Loan is to be repaid as follows:  quarterly interest payments beginning September 30, 2004, and quarterly principal payments of $312,500 commencing September 30, 2007, and a balloon payment of the remaining outstanding principal balance and accrued interest on September 16, 2009. Interest shall accrue under the Loan on the outstanding principle balance at the applicable Libor Rate (as defined in the Loan Agreement), plus an Applicable Libor Margin (as defined in the Loan Agreement) or, at the election of the Borrowers, the Alternative Base Rate plus Applicable Base Rate Margins (as such terms are defined in the Loan Agreement), with the annual interest rate not to exceed 11% or 11.5% depending on the leverage ratio. The interest rate on the date of close was 9.88% The maturity date of the Loan can be accelerated by the Lenders upon the occurrence of an Event of Default (as defined in the Loan Agreement) that is continuing.

    (3) The Borrowers are subject to numerous affirmative and negative covenants under the Loan Agreement, including, but not limited to, limitation on the incurrence of certain additional indebtedness and liens, limitation on mergers, acquisitions, dissolution and sale of assets, and limitations on declaration of dividends and distributions to the Registrant, all with certain exceptions. The Borrowers are also subject to a financial covenant, fixed charged coverage ratio, under the Loan Agreement. The Registrant has guaranteed the Borrowers obligations under the Loan Agreement and has secured its obligations in connection with the Loan Agreement and Guaranty with the stock of TCI. The Loan Agreement required that the Borrowers use the proceeds of the Loan to:

  repay a portion of TCI's working capital debt in an amount not less than $5 million;
  repurchase $5 million of TCI's 10 3/4% senior unsecured notes, due 2007, held by ORIX, plus accrued unpaid interest thereon;
  repay the full outstanding principal balance due under the Securities Purchase Agreement of approximately $35 million, plus accrued and unpaid interest, otherwise maturing in June 30, 2005 (See Item 1.02 above);
  pay certain fees and expenses due to ORIX under the Loan Agreement including the cost of a rate cap; and
  the balance, if any, for general working capital.

Section 9. Financial Statements and Exhibits.

(c) Exhibits

4.1 Loan Agreement, dated September 15, 2004, between ThermaClime, Inc. and certain subsidiaries of ThermaClime, the Lender Capital Markets, L.L.C. and the Registrant ("Loan Agreement"). The Loan Agreement lists numerous Exhibits and Schedules that are attached thereto, which will be provided to the Commission upon the Commission's request.

4.2 Guaranty by the Registrant of the Loan Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                            LSB INDUSTRIES, INC.

                                                            By: /s/ Tony M. Shelby
                                                                Tony M. Shelby,
                                                                Executive Vice President and
                                                                (Chief Financial Officer)